As filed with the Securities and Exchange Commission on  September 15 , 2009
Registration No. 333-156908

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  4 ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reed’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400
(Address and telephone number of principal executive offices and principal place of business)

Christopher J. Reed
Chief Executive Officer
13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400
(Name, address and telephone number of agent for service)

With copies to:
Ruba Qashu Qashu & Schoenthaler LLP 1801 Century Park East, 24 th Floor Los Angeles, California 90067 Telephone: (310) 773-5953 Facsimile: (866) 313-3040	Joseph A. Smith Weinstein Smith LLP 420 Lexington Avenue, Suite 2620 New York, NY 10170 Telephone: 212-616-3007 Direct: 212-931-8719 Fax: 212-401-4741

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Estimated Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Transferable Subscription Rights (“Rights”) to purchase Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B Preferred”)	10,000,000	—	—	— (2)
Shares of Series B Preferred Stock underlying the Rights	300,000	$10.00	$3,000,000	$167.40 (3)
Shares of common stock underlying the Series B Preferred	1,500,000	—	—	— (4)
Total	300,000	$10.00	$3,000,000	$167.40 (5)

(1)
This registration statement relates to (a) the subscription rights to purchase Series B Preferred (b) the shares of Series B Convertible Preferred Stock  (“Series B Preferred”) deliverable upon the exercise of the rights and (3) the shares of common stock issuable upon conversion of the Series B Preferred .

(2)
The rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of anti-dilution provisions related to the Series B Convertible Preferred Stock, including (A) such additional indeterminate number of shares of common stock as may be issued upon (i)  adjustment of the conversion rate of the Series B Preferred due to certain events, including the issuance of subdivisions of our common stock  (ii) the payment of dividends, at the option of the company, on the Series B Preferred and (B) such indeterminate number of shares of Series B Preferred as may be issued upon payment of dividends in kind, at the option of the company, on the Series B Preferred. Pursuant to Rule 457(i), no separate fee is payable with respect to the common stock underlying the Series B Convertible Preferred Stock. In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued upon conversion of the Series B Convertible Preferred Stock as a result of anti-dilution provisions thereof.

(5)	Calculated pursuant to Rule 457(g) based on the aggregate exercise price of the rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated September 15 , 2009

REED’S INC.

10,000,000 Transferable Rights to Subscribe for up to 300,000 Shares of
 Series B Convertible Preferred Stock at $10.00 per Share
1,500,000 Shares of Common Stock Issuable Upon Conversion of Series B Convertible Preferred Stock

We are distributing at no charge to the holders of our common stock on September [__], 2009, which we refer to as the record date, subscription rights to purchase up to an aggregate of  300,000 shares of our Series B Preferred.  We will distribute to you one right for every share of common stock that you own on the record date.  Each share of Series B Preferred carries a five percent (5%) annual dividend for a term of three (3) years,will have an initial stated value of $10.00 per share, and will be convertible into shares of our common stock at a conversion ratio of five (5)  shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $ 2.00 per share, which is subject to adjustment.

You are receiving this prospectus because you held shares of our common stock as of the close of business on  September [      ], 2009, the record date for this rights offering.  As of the record date, there are [                      ] shares of common stock outstanding.  We have granted you one right for each share of our common stock that you owned on the record date. You may purchase one share of our Series B Preferred for every four (4) rights granted to you.  If you exercise your rights in full, you may also concurrently exercise an over-subscription right to purchase additional shares of Series B Preferred that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. The over-subscription rights allow a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  The exercise price for over-subscription rights is the same as the exercise price per whole share as the basic subscription rights. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in this offering.

We intend to offer any shares of Series B Preferred that remain unsubscribed (after taking into account all over- subscription rights exercised) at the expiration of the rights offering to the public at $10.00 per share of Series B Preferred.

The rights will expire at 5:00 p.m., New York City time, on October  [   ], 2009, which date we refer to as the expiration date.  If the rights offering is undersubscribed, we may extend the period for exercising the rights for up to an additional 30 trading days in our sole discretion.  A “trading day” is any day the NASDAQ Stock Market is open for trading. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.  There is no minimum subscription amount required for consummation of the rights offering.  We will raise no more than $3,000,000 in this offering.

As of September 10, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $12,102,644, based on 9,215,693 shares of outstanding common stock, of which approximately 5,603,076 shares are held by non-affiliates, and a per share price of $2.16 based on the closing sale price of our common stock on September 10, 2009.  As of the date hereof, we are offering $4,500,000 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof (including $3,000,000 offered hereunder and $1,500,000 under a shelf registration statement on Form S-3 filed on May 15, 2009, as amended (Registration No. 333-159298)).  As of the date hereof, none of these securities have been sold.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights. Investing in our securities involves a high degree of risk.  In addition, your holdings in our company will be diluted if you do not exercise the full amount of your basic subscription rights.  See “Risk Factors” beginning on page 17 of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “REED.”  The last reported sale price of our common stock on  September [    ], 2009 was $[      ] per share.  The rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.  We intend to apply to the OTC Bulletin Board  for quotation of our  Series B Preferred. We cannot assure you that our Series B Preferred will meet the requirements for quotation or that there will be an active trading market for our Series B Preferred.

	Subscription Price	Dealer Manager Fee (1)	Proceeds, Before Expenses, to us
Per share	$10.00	$0.70	$9.30
Total (2)	$3,000,000	$220,000	$2,780,000
__________________
  (1)           In connection with the rights offering, we have agreed to pay Source Capital Group, Inc., the dealer-manager for this offering, a cash fee equal to 7% of the gross proceeds of this offering in cash and a non-accountable expense allowance equal to $10,000.  We will also grant Source Capital Group, Inc. a warrant to purchase 5% of the shares of common stock underlying Series B Preferred sold in this offering at an exercise price of $ 2.50 per share, or 125% of the effective initial conversion price.

(2)    Assumes that the rights offering is fully subscribed and that the maximum offering amount in the aggregate of $3,000,000 is subscribed.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The shares of our Series B Preferred offered hereby and our common stock are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is 310-217-9400.  If you have any questions or need further information about this rights offering, please contact MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or via email at reedrights@mackenziepartners.com .

Dealer-Manager
Source Capital Group, Inc.
The date of this prospectus is September [    ], 2009

-i-

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Reed’s,” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to Reed’s, Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.  We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of Reed’s, Inc.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

-ii-

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to exercise your rights.

Q:	What is a rights offering?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to all existing common stockholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the record date ( September [   ] 2009), up to 10,000,000 subscription rights to purchase up to an aggregate of 300,000 shares of our Series B Preferred valued, in the aggregate, at up to $3,000,000.  You will receive one subscription right for every share of common stock you own at the close of business on the record date.  You may purchase one share of our Series B Preferred for every four (4) rights granted to you. The subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of the Depository Trust Company, or DTC.

Q:	Why are you undertaking the rights offering?

A:
We are making the rights offering to raise funds primarily for production of inventory and marketing, plus for general working capital purposes. We had approximately $421,000 of available cash and cash equivalents as of  June 30 , 2009.  If we fail to raise capital by the end of 2009, we would expect to have to significantly decrease operating expenses, which will curtail the growth of our business.

Our board of directors has elected a rights offering over other types of financings because a rights offering provides our existing stockholders the opportunity to participate in this offering first, and our board believes this creates less percentage dilution of stockholder ownership interest in our company than if we issued shares to new investors.

Q:	How much money will Reed’s raise as a result of the rights offering?

A:
Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $2,572,355 , after deducting expenses related to this offering payable by us estimated at approximately $427,645 .   We may decide to close the rights offering and accept such proceeds of the basic subscription rights and over-subscription rights as we have received as of the expiration date of the rights offering whether or not they are sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. We will raise no more than $3,000,000 in this offering.  See “Risk Factors — Completion of this offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.”

Q:	What is a right?

A:
Each right carries with it a basic subscription right and an over-subscription right. Four (4) rights entitle the holder of the rights the opportunity to purchase one share of Series B Preferred at the subscription price of $10.00 per share. Each right will be evidenced by a transferable rights certificate.

Q:	How does a rights holder transfer a subscription right?

A:
The subscription rights may be transferred or assigned during the subscription period. If your shares are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your subscription rights by contacting your broker, custodian bank or other nominee through which you hold your common stock. If you are a record holder of a subscription rights certificate, you may transfer your subscription rights through the subscription agent, in which case, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent.  The subscription agent will only facilitate subdivisions, transfers or sales of subscription rights until 5:00 p.m., New York City time, on  October [  ], 2009, [three business days prior] to the scheduled October [  ], 2009 expiration date of this rights offering.  You may also choose to sell your subscription rights through a broker, custodian bank or other nominee. We intend to apply for quotation of the subscription rights on the NASDAQ Capital Market under the symbol “REEDR” beginning on or about September [  ], 2009, until 4:00 p.m., New York City time, on   October [  ], 2009, the last business day prior to the scheduled expiration date of this rights offering.

Q:	What is a basic subscription right?

A:
Four (4) basic subscription rights give you the opportunity to purchase one share of our Series B Preferred. You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

For example, if you own 400 shares of our common stock on the record date and you are granted one right for every share of our common stock you own at that time, then you have the right to purchase up to 100 shares of Series B Preferred, subject to adjustment to eliminate fractional rights. If you hold your shares in the name of a broker, dealer, custodian bank, trustee or other nominee who uses the services of the DTC, then DTC will notify you of your right to cause them to be  exercised.

Q:	What is an over-subscription right?

A:
If you elect to purchase all of the shares available to you pursuant to your basic subscription right, you may also concurrently elect to subscribe for any number of additional shares that may remain unsubscribed as a result of any other stockholders not exercising their basic subscription rights, subject to a pro rata adjustment if over-subscription requests exceed shares, as more fully described below.  The over-subscription rights allow a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe at the same exercise price per whole share as a basic subscription right.

For example, if you own 400 shares of our common stock on the record date, and exercise your basic subscription right to purchase all (but not less than all) 100 shares of Series B Preferred which are available for you to purchase, then, you may also concurrently exercise your over-subscription right to purchase up to 400 additional shares of Series B Preferred  that remain unsubscribed as a result of any other stockholders not exercising their basic subscription rights, subject to the pro rata adjustments described below. Accordingly, if your basic and over-subscription rights are exercised and honored in full, you would receive a total of 500 shares of Series B Preferred in this offering.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.

Q.	What happens if rights holders exercise their respective over-subscription rights to purchase additional shares of Series B Preferred?

A:
We will allocate the remaining available shares pro rata among rights holders who exercised their respective over-subscription rights, based on the number of over-subscription shares of Series B Preferred to which they subscribed. The allocation process will assure that the total number of remaining shares available for basic and over-subscriptions is distributed on a pro rata basis.  The percentage of remaining shares of Series B Preferred each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.

Payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares of Series B Preferred to be issued pursuant to the basic and over-subscription rights.  If the pro rated amount of shares allocated to you in connection with your basic or over-subscription right is less than your basic or over-subscription request, then the excess funds held by the subscription agent on your behalf will be promptly returned to you without interest or deduction. We will deliver certificates representing your shares of our Series B Preferred or credit your account at your nominee holder with shares of our Series B Preferred that you purchased pursuant to your basic and over-subscription rights as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

Q.
Are there any circumstances in which either Reed’s could be obligated to distribute subscription rights for a number of shares of Series B Preferred which exceeds its available shares of Series B Preferred? What would happen in this case?

A:
If we receive a sufficient number of basic subscriptions, the aggregate number of exercises could exceed the 300,000 shares of Series B Preferred authorized and available in this offering for issuance. In such a case, we would reduce on a pro rata basis, the number of  basic subscriptions we accept so that we will not become obligated to issue, upon exercise of the  basic subscriptions, a greater number of shares of Series B Preferred than we have authorized and available for issuance.  If we have a sufficient number of shares of Series B Preferred available to meet basic subscriptions but receive an excess of over-subscriptions, we would reduce on a pro rata basis, the number of  over-subscriptions we accept so that we will not become obligated to issue, upon exercise of the  over-subscriptions, a greater number of shares of Series B Preferred than we have authorized and available for issuance.

Q:	Will the officers, directors and significant stockholders of Reed’s be exercising their rights?

A:
Our officers, directors and greater than 5% beneficial stockholders may participate in this offering, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.

Q:	Will the subscription rights and the shares of Series B Preferred that I receive upon exercise of my rights be tradable on the NASDAQ Capital Market?

A:
The subscription rights will be tradable and listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the term of this offering. We intend to apply to the OTC Bulletin Board  for quotation of our  Series B Preferred during the course of this offering. We cannot assure you that our Series B Preferred will meet the requirements for quotation or that there will be an active trading market for our Series B Preferred. However, the Series B Preferred will not be subject to any restrictions on transfer.

Q:	How do I exercise my basic subscription right?

A:
You may exercise your subscription rights by properly completing and signing your subscription rights certificate.  Your subscription rights certificate, together with full payment of the subscription price, must be received by Continental Stock Transfer & Trust Company, the subscription agent for this rights offering, on or prior to the expiration date of the rights offering.  We sometimes refer to Continental Stock Transfer & Trust Company in this prospectus as the subscription agent.   Continental Stock Transfer & Trust Company is not the transfer agent and registrar for our common stock.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	How do I exercise my over-subscription right?

A:
In order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional shares of Series B Preferred you are willing to acquire pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.  All funds from over-subscription rights that are not honored will be promptly returned to investors, without interest or deduction.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	Will my voting and other rights be diluted if I do not exercise my subscription rights?

A:
Yes. If you do not exercise your subscription rights in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their subscription rights to purchase shares of Series B Preferred and such Series B Preferred is converted to common stock.  We will we raise no more than $3,000,000 in this offering.

Q:	When will the rights offering expire?

A:
The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on October [   ], 2009, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. See “The Rights Offering — Expiration Date and Extensions.”  The subscription agent must actually receive all required documents and payments before that time and date.

Q:	Will Reed’s be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:
No. There is no minimum subscription requirement to consummate the rights offering.  As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern.

Q:	Is exercising my subscription rights risky?

A:
The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our common stock) involves a high degree of risk.  Exercising your subscription rights means buying shares of our Series B Preferred and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:
No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights.  You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series B Preferred at the proposed subscription price.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

Q:	Can the board of directors cancel or terminate the rights offering?

A:
Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

A:
Beneficial owners of our shares whose shares are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address?

A:
Subscription rights certificates will not be mailed to foreign stockholders whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO). If you are a foreign stockholder, you will be sent written notice of this offering. The subscription agent will hold your rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your rights, and follow your instructions for the exercise of the rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on October [   ] , 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the subscription agent by that time, your rights will expire worthless without any payment to you of those unexercised rights.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	What is the recommendation of the board of directors regarding the rights offering?

A:
Neither we, our board of directors, the information agent nor the subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q:	How was the conversion rate of the Series B Preferred established?

A:
Our Series B Preferred has a stated value equal to the subscription price of $10.00. Each share of Series B Preferred will be convertible into shares of our common stock at a conversion ratio of five (5) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $2.00 per share, which is subject to adjustment. The conversion rate for the shares of Series B Preferred in this offering was set by our board of directors. The conversion price approximates a slight premium to the current trading value of our common stock as of the date of this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of the Series B Preferred.  As of the date of this prospectus, our common stock traded below the conversion price.

Q:	What if my rights result in fractional shares?

A:	You may not purchase fractional shares of our Series B Preferred. If your rights would allow you to purchase a fractional share, you may exercise them only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

Q:	If I also own shares of Reed’s Series A Convertible Preferred Stock, will I receive rights on those shares?

A:
No, unless you convert one or more shares of your Series A Convertible Preferred Stock into shares of our common stock before  September [  ] , 2009, the record date for this rights offering. If you elect to convert any or all of your shares of Series A Convertible Preferred Stock, you would no longer be entitled to dividends or other rights incident to the shares of Series A Convertible Preferred Stock that you converted.

Q:	Will the Series B Preferred be traded on any stock exchange or listed on a quotation service?

A:
Yes.  We intend to apply to the OTC Bulletin Board  for quotation of our  Series B Preferred during the course of this offering. We cannot assure you that our Series B Preferred will meet the requirements for quotation or that there will be an active trading market for our Series B Preferred. There is currently no trading market for the Series B Preferred.  Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series B Preferred you purchase in the rights offering.

Q:	What are the terms of the Series B Convertible Preferred Stock?

Dividends.  Subject to the prior payment in full of any dividends to which any stock specifically ranking by its terms senior to the Series B Preferred is entitled pursuant to the Certificate of Incorporation, the holders of the Series B Preferred  shall be entitled to receive dividends payable quarterly , in kind, in  common stock  or in cash, in our sole discretion.  Such dividends shall be cumulative and non-compounding and accrue on a daily basis for a period of three (3) years from the date of issuance of the Series B Preferred, at an annual rate equal to five percent (5%) of the original purchase price of $10.00. If we elect to pay any Series B Dividend due in common stock (“Interest Shares”), the issuance price of the Interest Shares will be equal to the 10-day volume-weighted average price of the common stock on the principal national securities exchange on which such common stock is traded.

Conversion Rights.  Each share of the Series B Preferred will be convertible at the election of the holder into shares of our common stock by dividing the $10.00 stated value of the Series B Preferred by a conversion price, which will initially be $2.00. The conversion price will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits.

Mandatory Conversion at Our Option. At any time after the original purchase date, if the closing price of our common stock as reported by the principal exchange or quotation system on which such common stock is traded or reported equals or exceeds $2.75 per share of common stock, for five (5) consecutive trading days, then we shall have the right to cause all (but not less than all) outstanding shares of Series B Preferred Stock to be automatically converted into shares of common stock.

Mandatory Redemption.  At any time after the  third anniversary of the original purchase date, we may redeem all, but not less than all, of the outstanding shares of Series B Preferred at our sole discretion, at a price equal to the greater of (i) one hundred ten percent (110%) of the original purchase price, plus an amount equal to any unpaid and accrued dividends and (ii) the Fair Market Value of such number of shares of common stock which the holder of the redeemed Series B Preferred would be entitled to receive had the redeemed Series B Preferred been converted immediately prior to the redemption.

Voting. Holders of the Series B Preferred will have no voting rights, except as required by law.

For a detailed description of the rights, preferences and privileges of the Series B Preferred, see “Description of Securities to be Registered — the Series B Convertible Preferred Stock.”

Q:	What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:
A holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material U.S. Federal Income Tax Considerations.”

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:
On September [   ], 2009, the record date for the rights offering, there were [                       ] shares of common stock outstanding, and completion of the rights offering will not immediately affect the number of shares of common stock outstanding. Following completion of the rights offering, (assuming all shares are purchased including through exercise of over-subscription rights), there will be 300,000 shares of Series B Preferred outstanding, which will initially be convertible into 1,500,000 shares of common stock. Assuming conversion of all shares of Series B Preferred, (and excluding [            ] shares of common stock underlying currently outstanding options, warrants and Series A Convertible Preferred Stock), there would be [             ] shares of common stock outstanding.

Q:	If I exercise my subscription rights, when will I receive shares of Series B Preferred purchased in the rights offering?

A:
If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any shares that you acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other stockholders, stock certificates for all shares acquired will be mailed promptly after payment for all the shares subscribed for has cleared.

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is Continental Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

By Mail/Commercial Courier/Hand Delivery:
Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004

Your delivery to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q:	What should I do if I have other questions?

A:	If you have any questions or need further information about this rights offering, please contact
MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or via email at reedrights@mackenziepartners.com.

In addition, Source Capital Group, Inc. will act as dealer-manager for the rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance and advice to our company in connection with this offering and will act as sole placement agent for any Series B Preferred shares that are not take up through the exercise of the Rights. We have agreed to pay Source Capital Group, Inc. 7% of the gross proceeds of this offering in cash and warrants to purchase 5% of the shares of common stock underlying Series B Preferred sold in this offering priced at 125% of the effective initial conversion price.  The warrants will not be redeemable.  The warrants and the shares issuable upon exercise of the warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred in accordance with the rules of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD).  The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  In addition, we have agreed to pay Source Capital Group, Inc. a non-accountable expense allowance of $10,000 upon completion of this offering.  We have also agreed to indemnify Source Capital Group, Inc. and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. Source Capital Group, Inc. is not underwriting any of the securities (including the rights) issued in this offering.

PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our preferred stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

About Reed’s Inc.

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams.  “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water.  We currently offer 16 beverages, including diet beverages, three candies and three ice creams.  We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors.  We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors.  We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.  In Southern California, we have in the past maintained our own direct distribution in addition to other local distributors and are presently in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility  leased by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract  with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery.   Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis.  We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future.  Our net loss for the years ended December 31, 2008 and 2007 was $3,814,000 and $5,551,000, respectively.  We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are at the Brewery, which is located at 13000 South Spring Street, Los Angeles, California 90061.  Our telephone number is 310-217-9400.  Our Internet address is www.reedsgingerbrew.com . Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Rights Offering

Securities Offered
We are distributing at no charge to the holders of our common stock on  September [   ], 2009, which we refer to as the record date, 10,000,0000 subscription rights to purchase up to an aggregate of 300,000 shares of our Series B Preferred.  Each share of Series B Preferred carries a five percent (5%)   annual dividend payable in kind, in common stock or in cash, in our sole discretion, for a term of three (3) years, will have an initial stated value of $10.00 per share, and will be convertible into shares of our common stock at a conversion ratio of five (5) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $2.00 per share, which is subject to adjustment. We expect the total purchase price for the securities offered in this rights offering to be $3,000,000 assuming full participation in the rights offering, of which no assurances can be given.

Basic Subscription Right
We will distribute one right to the holder of record of every share of common stock that is held by the holder of record on the record date.  Four (4) rights entitle the holder to purchase one share of Series B Preferred at the subscription price of $10.00 per share, which we refer to as the basic subscription right.

Over-Subscription Right
Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that may remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription rights. The over-subscription rights allow a holder to concurrently subscribe for an additional amount equal to up to 400% of the shares of Series B Preferred which such holder was otherwise entitled to subscribe.  Oversubscription rights are exercisable at the same price per whole share as basic subscription rights. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in this offering.  The percentage of remaining shares of Series B Preferred each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.

Record Date	Close of business on September [ ], 2009.
Dealer-Manager	Source Capital Group, Inc.
Commencement Date of Subscription Period	September [ ], 2009.
Expiration Date of Subscription Period
5:00 p.m., New York City time, on October  [   ], 2009, unless extended by us as described in this summary below under “—Extension, termination and cancellation.”  Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights.

Subscription Price	$10.00 per share, payable in immediately available funds.
Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used primarily for production of inventory and marketing, as well as for general working capital purposes.

Transferable	The rights being distributed to the holders are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.
No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.
Maximum Offering Size	We will we raise no more than $3,000,000 in this offering.
No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.
U.S. Federal Income Tax Considerations
A holder should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Termination and Cancellation
Extension. If the rights offering is undersubscribed, our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Termination; Cancellation. We may cancel or terminate the rights offering at any time and for any reason prior to the expiration date. Any termination or cancellation of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the termination or cancellation.

Procedure for Exercising Rights
If you are the record holder of shares of our common stock, to exercise your rights you must complete the subscription rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a beneficial owner of shares of our common stock, you should instruct your broker, dealer, custodian bank, trustee or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Record Date Stockholders Whose Shares are Held by a Nominee.”

Subscription Agent	Continental Stock Transfer & Trust Company
Information Agent	MacKenzie Partners, Inc.
Questions
If you have any questions or need further information about this rights offering, please contact MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or via email at reedrights@mackenziepartners.com.

Shares Outstanding on the Record Date	[ ] shares as of September [ ], 2009 (which excludes outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock).
Shares Outstanding after Completion of the Rights Offering
Up to [             ] shares of our common stock will be outstanding, assuming full participation in the rights offering  and full conversion of Series B Preferred Stock into common stock. These amounts exclude outstanding options, warrants and Series A Convertible Preferred Stock convertible into or exercisable for shares of common stock.

Issuance of our Series B Preferred
If you purchase shares pursuant to the basic or over-subscription right, we will issue certificates representing the shares of Series B Preferred to you or DTC on your behalf, as the case may be, promptly after receipt of payment after payment for all the shares subscribed for has cleared.

Risk Factors
Investing in our securities involves a high degree of risk. Stockholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading Symbol	Our common stock is quoted on the NASDAQ Capital Market under the ticker symbol “REED.”
Distribution Arrangements
Source Capital Group, Inc. will act as dealer-manager for this rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will act as sole placement agent and provide marketing assistance in connection with this offering.  We have agreed to pay Source Capital Group, Inc. certain fees for acting as dealer-manager and to reimburse the dealer-manager for its reasonable expenses incurred in connection with this offering.  Source Capital Group, Inc. is not underwriting any of the rights or the shares of Series B Preferred being sold in this offering.  Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence Source Capital Group, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities, along with the following factors that could cause actual results to vary from our forward-looking statements:

●	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities,

●	Decreased demand for our products resulting from changes in consumer preferences,

●	Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

●	The introduction of new products,

●
Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety.  Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

●	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

●	Our ability to penetrate new markets and maintain or expand existing markets,

●	Maintaining existing relationships and expanding the distributor network of our products,

●	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

●	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

●	The availability and cost of capital to finance our working capital needs and growth plans,

●	The effectiveness of our advertising, marketing and promotional programs,

●	Changes in product category consumption,

●	Economic and political changes,

●	Consumer acceptance of new products, including taste test comparisons,

●	Possible recalls of our products, and

●	Our ability to make suitable arrangements for the co-packing of any of our products.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated and deemed to be incorporated by reference herein.

RISK FACTORS

An investment in our securities is very risky.  Our financial condition is unsound.  You should not invest in our securities unless you can afford to lose your entire investment.  You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision.

Risks Related to the Rights Offering

Your interest in our company may be diluted as a result of this offering.

Common stockholders who do not fully exercise their respective rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to us raising a minimum offering amount.  As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern.  Investors should not rely on the success of this offering to address our need for funding. If we fail to raise capital by the end of 2009, we would expect to have to significantly decrease operating expenses, which will curtail the growth of our business.

You may not revoke your subscription rights exercise and could be committed to buying shares of preferred stock above the prevailing market value of our common stock into which the Series B Preferred Stock is convertible.

Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our common stock is currently below the price at which shares of Series B Preferred are convertible into shares of our common stock as of the date of this prospectus, and could further decline before the subscription rights expire. If you exercise your subscription rights and, the public trading market price of our common stock does not increase, you will have committed to buying shares of our Series B Preferred at a price above the prevailing market value of our common stock into which the Series B Preferred is convertible.

There is no active trading market for Series B Preferred and an active trading market is unlikely to develop. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series B Preferred

We do not intend to apply to list the Series B Preferred for trading on the NASDAQ Capital Market. We intend to apply to the OTC Bulletin Board  for quotation of our  Series B Preferred. We cannot assure you that our Series B Preferred will meet the requirements for quotation or that there will be an active trading market for our Series B Preferred. There is currently no market for the Series B Preferred and an active trading market is unlikely to develop. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series B Preferred. The conversion price of our Series B Preferred is currently above the market price of our common stock.

None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

 Christopher J. Reed, our President, Chief Executive Officer and Chairman of the Board beneficially owns approximately 35% of our common stock. As a group, our officers and directors beneficially own approximately 35% of our common stock. None of our officers, directors or significant stockholders are obligated to participate in this offering.  We cannot guarantee you that any of our officers or directors will exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent.  If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

The Series B Preferred is equity and is subordinate to our existing class of Series A Convertible Preferred Stock as well as existing and future indebtedness.

The shares of Series B Preferred are equity interests in Reed’s and do not constitute indebtedness. As such, the shares of Series B Preferred will rank junior to all indebtedness and other non-equity claims on Reed’s with respect to assets available to satisfy claims on Reed’s, including in a liquidation of Reed’s. In addition, the Series B Preferred ranks junior for the purposes of dividends and distributions upon liquidation to our existing class of Series A Convertible Preferred Stock. Further, our board of directors has the ability to issue additional shares of preferred stock and any future designated series of preferred stock may be senior to the Series B Preferred for purposes of dividends and distributions upon liquidation and we would be required to satisfy those senior liquidation preferences before we would be permitted to make distributions to holders of our Series B Preferred.

Our ability to pay dividends is dependent on a number of factors, including satisfying state law requirements, and we cannot guarantee that we will be in a position to pay dividends in the future as currently expected.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series B Preferred  stock (1) dividends are payable only if, as and when declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends out of lawfully available funds. Further, even if we are able to pay dividends on our Series B Preferred (which are junior to our Series A Convertible Preferred Stock and senior to our common stock for purposes of dividends and distributions), we may be limited, or prohibited, from paying dividends on our common stock.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the Series B Preferred or common stock issuable upon conversion of the Series B Preferred when you want or at prices you find attractive.

The trading price of our common stock may fluctuate substantially.  The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

●	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

●	actual or anticipated changes or fluctuations in our operating results;

●	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

●	general economic conditions and trends;

●	competitive factors;

●	loss of key supplier or distribution relationships; or

●	departures of key personnel.

Before converting any Series B Preferred into our common stock, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes affecting our common stock.

Before converting any Series B Preferred into our common stock, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock). You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Series B Preferred. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your becoming a record holder of the shares of common stock issuable upon conversion, you will not be entitled to vote such shares in respect of such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock made if such amendment is approved.

The conversion rate of the Series B Preferred may not be adjusted for all dilutive events that may adversely affect the common stock issuable upon conversion of the Series B Preferred.

The conversion rate of the Series B Preferred is subject to adjustment upon certain events, including the issuance of dividends or distributions in common stock and subdivisions and combinations of our common stock as described under “Description of Securities to Be Registered — Series B Convertible Preferred Stock—Anti-Dilution Rate Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series B Preferred, but does not result in an adjustment to the conversion rate, will not occur.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of shares of common stock or similar securities in the market made after this offering or the perception that such sales could occur.

The conversion of some or all of the Series B Preferred will dilute the ownership interest of our existing common stockholders, and any sales in the public of our common stock issuable upon such conversion may adversely affect prevailing market prices of the outstanding shares of our common stock..

Each share of Series B Preferred will be convertible at the option of the holder into five (5) shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series B Preferred will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock.

The subscription price determined for this offering is not an indication of the value of our Series B Preferred.

Our Series B Preferred has a stated value equal to the subscription price of $10.00. Each share of Series B Preferred will be convertible into shares of our common stock at a conversion ratio of five (5) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $2.00 per share, which is subject to adjustment. The conversion rate for the shares of Series B Preferred in this offering was set by our board of directors. The conversion price approximates a slight premium to the current trading value of our common stock as of the date of this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of the Series B Preferred.  As of the date of this prospectus, our common stock traded below the conversion price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering primarily for production of inventory, marketing and working capital, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our Series B Preferred in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We cannot guarantee that you will receive all of the amount of shares for which you subscribe under your basic subscription rights.

 Basic subscription rights may be oversubscribed and will be allocated pro rata among rights holders, based on the number of  basic subscription shares to which they subscribed.  We cannot guarantee that you will receive all of the amount of shares for which you subscribed.  If the pro rated amount of shares allocated to you in connection with your basic subscription right is less than your  basic subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

We cannot guarantee that you will receive any or all of the amount of shares for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional amount of shares equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed.  We cannot guarantee that you will receive any or all of the amount of shares for which you over-subscribed.  If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The receipt of rights may be treated as a taxable distribution to you.

The distribution of the rights in this offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the IRS, or the courts, however.  If this offering is part of a “disproportionate distribution” under Section 305 of the Code, your receipt of rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this offering.

The dealer-manager is not underwriting the rights or the securities underlying the rights.

Source Capital Group, Inc., as the dealer-manager of this rights offering, is not an underwriter of the rights or the shares of Series B Preferred issuable upon exercise of the basic subscription or over- subscription rights.  Its services to us in this connection cannot be construed as any assurance that this offering will be successful.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

As of June 30 , 2009, we had an accumulated deficit of $16,313,000 and had incurred losses from operations of $896,000 and $1,394,000 during the three and six months ended June 30 , 2009 respectively . For the years ended December 31, 2008 and 2007, we incurred losses from operations of $3,571,000 and $5,489,000, respectively.

As of June 30 , 2009, we had outstanding borrowings of $974,000 under our secured line of credit agreement with First Capital Western Region LLC.
On June 16, 2009, we closed on a sale and leaseback transaction with regards to our real property, plant and equipment located at 12930 South Spring Street and 13000 South Spring Street, Los Angeles, California 90061.  In connection with this transaction, we paid off the first trust deed secured by the property in the amount of $1,756,000.  Additionally, we amended our secured line of credit agreement with First Capital Western Region LLC.  The credit facility was reduced to $2 million and reserves against available collateral were increased by $350,000. Proceeds from the sale and leaseback transaction were applied to reduce the outstanding loan under the credit facility by $1,264,000.

We recognize that operating losses negatively impact liquidity and we are working on decreasing operating losses, while focusing on increasing net sales.  We believe the operations of the Company are running at approximately breakeven, after adjusting for non-cash expenses. Our current cash position and lines of credit will enable us to meet our cash needs through at least December 2009.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

If we continue to suffer losses from operations, the proceeds from our public offering and private placement may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition.

In addition, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

●	fund more rapid expansion,

●	fund additional marketing expenditures,

●	enhance our operating infrastructure,

●	respond to competitive pressures, and

●	acquire other businesses or engage in other strategic initiatives.

If we need to raise additional financing to support our operations, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

●	Sales of new products could adversely impact sales of existing products,

●
We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred, and

●	When we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising. We also compete for distributors, shelf space and customers primarily with other premium beverage companies. As additional competitors enter the field, our market share may fail to increase or may decrease.

The growth of our revenues is dependent on acceptance of our products by mainstream consumers.

We have dedicated significant resources to introduce our products to the mainstream consumer. As such, we have increased our sales force and executed agreements with distributors who, in turn, distribute to mainstream consumers at grocery stores, club stores and other retailers. If our products are not accepted by the mainstream consumer, our business could suffer.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, glass, labels, flavors or packing arrangements, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain juice concentrates and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

A natural foods distributor, accounted for approximately 32% of our sales for the year ended December 31, 2008 and 35% of our sales in 2007.  One customer accounted for approximately 14% of our sales for the years ended December 31, 2008 and 2007.  As a result of this customer concentration, the loss of this distributor or this major customer as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

One distributor accounted for approximately 32% of our sales for the year ended December 31, 2008 and 35% of our sales in 2007.  The loss of this distributor may adversely affect sales in the short term and alternative distribution channels may not be found in a timely manner.  The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials and packaging that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

We also depend upon an uninterrupted supply of packaging materials, such as glass for our bottles and kegs for our 5 liter party kegs. We obtain our bottles domestically and our kegs from Europe. Any decrease in supply of these materials or increase in the prices of the materials, as a result of decreased supply or increased demand, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages.  Our co-packing agreement with our principal co-packer expires on November 1, 2011 and grants Reed’s the option to extend the contract for an additional one year period.  Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice.  Our co-packing arrangements expose us to various risks, including:

●
Our largest co-packer, Lion Brewery, accounted for approximately 75% of our total case production for the year ended December 31, 2008 and 82% and 72% of our total case production in 2007 and 2006, respectively.

●
if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements, and

●	Our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brands. Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. In addition, there is increasing awareness and concern for the health consequences of obesity. This may reduce demand for our non-diet beverages, which could affect our profitability. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Rising fuel and freight costs may have an adverse impact on our sales and earnings.

The recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs, and particularly our fuel expenses, have been increasing and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass all of these increased costs on to our customers. The increase in fuel and freight costs could have a material adverse impact on our financial condition.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. In the event we were to experience additional product liability or product recall claim, our business operations and financial condition could be materially and adversely affected.

Our intellectual property rights are critical to our success, the loss of such rights could materially, adversely affect our business.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States that are very important to our business. We also own the copyright in and to portions of the content on the packaging of our products. We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources. There can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full time services of our management team, including Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team, including Christopher J. Reed, our founder, President, Chief Executive Officer and Chairman of the Board. We depend on our management team, but especially on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with any member of our management team or Mr. Reed. In addition, we do not maintain key person life insurance on any of our management team or Mr. Reed. Therefore, in the event of the loss or unavailability of any member of the management team to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

The cost of manufacturing and packaging our products was approximately 78% and 85% of our aggregate revenues in 2008 and 2007, respectively.  This gross margin places pressure upon our cash flow and cash reserves when our sales increase.  If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources.  Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls.  If we fail to manage this anticipated expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our business may be negatively impacted by a slowing economy or by unfavorable economic conditions or developments in the United States and/or in other countries in which we operate.

A general slowdown in the economy in the United States or unfavorable economic conditions or other developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation. A slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate could have an adverse impact on our business results or financial condition. Our foreign sales (except for Canada) accounted for less than 1.0% of our sales for the years ended December 31, 2008 and 2007, respectively.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history. As a result, certain material agreements between related parties have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the majority stockholder, Christopher J. Reed.

Risks Relating to Our Securities

We recently conducted a rescission offer for shares issued in our initial public offering. Although we have completed the rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to October 11, 2006. We offered to rescind the shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of our rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering, plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

There has been a very limited public trading market for our securities and the market for our securities, may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock was previously listed for trading on the OTC Bulletin Board (the “OTCBB”) from January 3, 2007 to November 26, 2007. Since November 27, 2007, our common stock has been listed for trading on the NASDAQ Capital Market. We cannot assure you that an active market for our shares will be established or maintained in the future. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

●	price and volume fluctuations in the stock markets,

●	changes in our revenues and earnings or other variations in operating results,

●	any shortfall in revenue or increase in losses from levels expected by us or securities analysts,

●	changes in regulatory policies or law,

●	operating performance of companies comparable to us, and

●	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a large portion of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer, acting Chief Financial Officer, and Chairman of the Board owns approximately 35% of our common stock. Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent financing of our securities. We have 9,200,693  shares of common stock outstanding as of June 30, 2009. Of the shares of our common stock currently outstanding,  4,573,960 shares are “restricted securities” under the Securities Act. Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

In addition, as of June 30 , 2009, we had issued and outstanding options and warrants that may be exercised into 2,748,236 shares of common stock and 46,621 shares of Series A preferred stock that may be converted into 186,484 shares of common stock. In addition, our outstanding shares of Series A preferred stock bear a dividend of 5% per year, or approximately $24,000 per year. We have the option to pay the dividend in shares of our common stock. In 2009 and 2008 , we paid the dividend in an aggregate of 12,950 shares of common stock in each such year, respectively, and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding.

We identified material weaknesses in our internal control over financial reporting for the fiscal year ended December 31, 2008, resulting in our conclusion that our internal control over financial reporting and disclosure controls and procedures were ineffective. We believe we have remedied these material weaknesses as of the date of this prospectus. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report of such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the Company’s internal control over financial reporting. This requirement began to apply to us beginning with our annual report on Form 10-KSB for the year ended December 31, 2007.

Christopher J. Reed, our Chief Executive Officer and James Linesch, our Chief Financial Officer, conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, our management concluded that our internal control over financial reporting was ineffective as of December 31, 2008 and 2007.  A material weakness, as defined in standards established by the Public Company Accounting Oversight Board (United States) is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Based upon management’s assessment, we identified the following material weaknesses as of December 31, 2008:

●	Insufficient disaster recovery or backup of core business functions,

●	Lack of segregation of duties, and

●	Lack of documented and reviewed system of internal control

Based on these identified material weaknesses in our internal control over financial reporting, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2008, our disclosure controls and procedures were not effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and accumulated and communicated to our management, including our Chief Executive Officer and former Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. In light of the material weaknesses and conclusions described above, we performed additional analysis and other post closing procedures to ensure that our financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, we believe that the financial statements included in our Annual Report on Form 10K for the period ended December 31, 2008 fairly presented, in all material respects, our financial condition, results of operations, changes in shareholder’s equity and cash flows for the periods presented. We did not restate any financial results for any prior periods and believe that the identified material weaknesses did not have any material effect on the accuracy of our financial statements prepared with respect to any prior fiscal period.

We are implementing remediation steps to eliminate identified material weaknesses in our internal controls over financial reporting, including the following:

●
Insufficient disaster recovery or backup of core business functions.  We have installed a remote server running the software programs used for our financial reporting processes, so that we can quickly recover our backup data and use it at a remote location, in the event of a disaster.

●
Lack of segregation of duties.   We now have separate individuals performing purchasing, accounts payable processing, and bank reconciliations.  Our Chief Financial Officer supervises and reviews the month end closing process.  Our Chief Operating Officer oversees the cash disbursements.  Checks are signed by the Chief Executive Officer.  At this time, we believe that we have established adequate segregation of duties to the extent possible with our small staff size.

●
Lack of documented and reviewed system of internal control.  We have started to review and document our internal controls and we are also currently updating our risk assessment and preparing to test our systems.  This process will continue over the next two quarters.

In the future, an independent registered public accounting firm will be required to attest to and report on management’s assessment of the effectiveness of our system of internal control over financial reporting.  Despite our remediation efforts, our management may conclude that our system of internal control over our financial reporting is not effective.  Moreover, even if our management concludes that our system of internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.

Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. An effective system of internal control, particularly as it relates to revenue recognition, is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain effective system of internal control over financial reporting and effective disclosure controls and procedures could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our certificate of incorporation and by-laws contain provisions that may discourage, delay or prevent a change in our management team that stockholders may consider favorable.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that may have the effect of preserving our current management, such as:

●	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

●	permitting stockholder action by written consent.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board.  Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $2,572,355 , after deducting expenses related to this offering payable by us estimated at approximately $427,645 .

We intend to use the net proceeds received from the exercise of the rights primarily for production of inventory and marketing, as well as for general working capital purposes.

If we fail to raise capital by the end of 2009, we would expect to have to significantly decrease operating expenses which will curtail the growth of our business.

DETERMINATION OF OFFERING PRICE

The conversion price for the shares of Series B Preferred in this offering was set by our board of directors and  approximates a slight premium to the current trading value of our common stock as of the date of this prospectus.  In determining the subscription price, the board of directors considered, among other things, the following factors:

●	the historical and current market price of our common stock;

●	the fact that holders of rights will have an over-subscription right;

●	the terms and expenses of this offering relative to other alternatives for raising capital,

●	the size of this offering; and

●	the general condition of the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of the Series B Preferred.  As of the date of this prospectus, our common stock traded below the subscription price.

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents on an actual basis as of June 30 , 2009.

At June 30, 2009
Actual (dollars in thousands)
Cash	$421

Total liabilities	6.528

Common stock, $.0001 par value, 19,500,000 shares authorized, 9,200,693 shares issued and outstanding at June 30, 2009	1
Series A Preferred Stock, $10 par value, 500,000 shares authorized, 46,621 shares outstanding at June 30, 2009	466
Series B Preferred Stock, $10 par value, 300,000 shares authorized, none issued and outstanding at June 30, 2009
Additional paid-in capital	19,691
Accumulated Deficit	(16,313)
Total stockholders’ Equity	3,845

Total liabilities and stockholders’ equity	$10,373

DILUTION

Purchasers of our Series B Preferred in the rights offering will experience an immediate and substantial dilution of the net tangible book value per share of our common stock. Our net tangible book value as of June 30 , 2009 was approximately $3,045,000 , or $0.33 per share of our common stock (based upon  9,200,693 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share of common stock underlying the Series B Preferred paid by purchasers in this rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

After giving effect to our sale of 300,000 shares of Series B Preferred,  at a public offering price of $10.00 per share of Series B Preferred, or 1,500,000  shares of common stock issuable upon conversion of the  Series B Preferred at a conversion ratio of five (5) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $2.00 per share, and after deduction of estimated offering expenses of $427,645 payable by us, our net tangible book value as of June 30 , 2009 would have been approximately $5,617,000 , or $0.52 per share of common stock. This represents an immediate increase of $0.19 in net tangible book value per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $1.48 per share of common stock to purchasers of units in this offering. The following table illustrates this per share dilution (assuming a fully subscribed for rights offering of 300,000 shares of Series B Preferred at the subscription price of $10.00 per share):

Subscription price per share of common stock upon conversion of Series B Preferred	$2.00
Net tangible book value per share of common stock prior to the rights offering	$0.33
Increase per share of common stock attributable to the rights offering	$0.19
Pro forma net tangible book value per share of common stock after the rights offering	$0.52
Dilution in net tangible book value per share of common stock to purchasers	$1.48

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of some of the terms of the Series B Preferred and a description of our common stock. This summary contains a description of the material terms of the securities but is not necessarily complete. We refer you to our certificate of incorporation, certificates of designation of our preferred stock and by-laws, copies of which are available upon request as described under “Where You Can Find Additional Information.”

We have the authority to issue 20,000,000 shares of capital stock, consisting of 19,500,000 shares of common stock, $0.0001 par value per share, and 500,000 of preferred stock, $10.00 par value per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine. As of the date of this prospectus, there were approximately 9,200,693 shares of common stock outstanding,   46,621 shares of Series A Convertible Preferred Stock outstanding and no shares of  Series B Preferred outstanding.

Series B Convertible Preferred Stock

General. We expect to issue 300,000 shares of Series B Preferred in the rights offering and have designated an aggregate of 500,000 of our preferred shares as Series B Preferred.

Ranking. With respect to the payment of dividends and amounts upon liquidation, the Series  B Preferred will rank equally with any other class or series of our stock that ranks on a par with the Series B Preferred in the payment of dividends and in the distribution of assets on any dissolution, winding-up and liquidation of Reed’s, Inc., if any, which we refer to as “Parity Stock,” will rank senior to our common stock and any other class or series of our stock over which the Series B Preferred has preference or priority in the payment of dividends or in the distribution of assets on any dissolution, winding-up and liquidation of Reed’s Inc., which we refer to as “Junior Stock,” and will rank junior, in all matters expressly provided, to our preferred stock designated as Series A Convertible Preferred stock and any class or series of capital stock of Reed’s, Inc. specifically ranking by its terms senior to the Series B Preferred “Senior Stock”.

Dividends. Subject to the prior payment in full of any dividends to which any Senior Stock is entitled pursuant to the Certificate of Incorporation, the holders of the Series B Preferred  shall be entitled to receive dividends payable quarterly , in kind, in  common stock  or in cash, in our sole discretion.  Such dividends shall be cumulative and non-compounding and accrue on a daily basis for a period of three (3) years from the date of issuance of the Series B Preferred, at an annual rate equal to five percent (5%) of the original purchase price of $10.00. If we elect to pay any Series B Dividend due in common stock (“Interest Shares”), the issuance price of the Interest Shares will be equal to the 10-day volume-weighted average price of the common stock on the principal national securities exchange on which such common stock is traded.

Conversion Rights.  Each share of the Series B Preferred will be convertible at the election of the holder into shares of our common stock by dividing the $10.00 stated value of the Series B Preferred by a conversion price, which will initially be $2.00 . The conversion price will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits.

Mandatory Conversion at Our Option. At any time after the original purchase date, if the closing price of our common stock as reported by the principal exchange or quotation system on which such common stock is traded or reported equals or exceeds $2.75 per share of common stock for five (5) consecutive trading days, then we shall have the right to cause all (but not less than all) outstanding shares of Series B Preferred Stock to be automatically converted into shares of common stock.

Mandatory Redemption.  At any time after the  third anniversary of the original purchase date, we may redeem all, but not less than all,  of  the outstanding shares of Series B Preferred at our sole discretion, at a price equal to the greater of (i) one hundred ten percent (110%) of the original purchase price, plus an amount equal to any unpaid and accrued dividends and (ii) the Fair Market Value of such number of shares of common stock which the holder of the redeemed Series B Preferred would be entitled to receive had the redeemed Series B Preferred been converted immediately prior to the redemption.

Voting. Holders of the Series B Preferred will have no voting rights, except as required by law.

Liquidation.  In the event of any liquidation, dissolution or winding up of Reed’s, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of Reed’s and all amounts due and owing to the holders of outstanding shares of Senior Stock, if any, each holder of Series B Preferred, before any distribution or payment is made upon any Junior Stock, shall be entitled to receive, out of our assets legally available for distribution to stockholders, an amount equal to the greater of (i) the sum of (A) the original purchase price of such shares of Series B Preferred plus (B) an amount equal to any unpaid and accrued dividends thereon up to and including the date of the liquidation event and (ii) if such share of Series B Preferred were then convertible into common stock, such amount which the holder of Series B Preferred would be entitled to receive in connection with a liquidation event if such holder had converted his, her or its Series B Preferred immediately prior to the occurrence of the liquidation event.

Anti-Dilution Rate Adjustment.  The conversion rate will be adjusted, without duplication, if certain events occur:

Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of common stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of common stock, the conversion price of the Series B Preferred then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of common stock shall be combined or consolidated into a lesser number of shares of common stock, the conversion price of the Series B Preferred then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

Adjustments for Non-Cash Dividends and Other Distributions.  In the event Reed’s makes, or fixes a record date for the determination of holders of common stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of Reed’s other than shares of common stock, then and in each such event the holders of Series B Preferred shall receive, at the time of such distribution, the amount of property or the number of securities of Reed’s that they would have received had their Series B Preferred been converted into common stock on the date of such event.

Adjustments for Reorganizations, Reclassifications or Similar Events.  If the common stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock of Reed’s deliverable upon conversion of such shares of Series B Preferred shall have been entitled upon such reorganization, reclassification or other event.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

We are a Delaware corporation and our certificate of incorporation does not provide for cumulative voting.  However, we may be subject to section 2115 of the California Corporations Code.  Section 2115 provides that, regardless of a company’s legal domicile, specified provisions of California corporations law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and such company is not listed on certain national securities exchanges or on the NASDAQ National Market.  Among other things, section 2115 may limit our ability to elect a classified board of directors and requires cumulative voting in the election of directors.  Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled and to “cumulate” those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation. The Supreme Court of Delaware has recently ruled, on an issue unrelated to voting for directors, that section 2115 is an unconstitutional exception to the “internal affairs doctrine” that requires the law of the incorporating state to govern disputes involving a corporation’s internal affairs, and is therefore inapplicable to Delaware corporations.  The California Supreme Court has not definitively ruled on section 2115, although certain lower courts of appeal have upheld section 2115.  As a result, there is a conflict as to whether section 2115 applies to Delaware corporations.  Pending the resolution of these conflicts, in the event our shares are not listed on a national exchange, we will not elect directors by cumulative voting.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the board of directors, holds approximately 35% of our outstanding common stock. Consequently, Mr. Reed, as our principal stockholder, has the power, and may continue to have the power, to have significant control over the outcome of any matter on which the stockholders may vote.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the board of directors declares a dividend.

Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a preemptive right.

Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation

Certain provisions of Delaware law and our certificate of incorporation could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our Certificate of Incorporation and Bylaws include provisions that allow the board of directors to issue, without further action by the stockholders, up to 500,000 shares of undesignated preferred stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

●
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

Transfer On-Line, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon, 92704 is our registrar and transfer agent for our common stock. We have engaged Continental Stock Transfer & Trust Company to act as the subscription agent in connection with this offering and to act as transfer agent for the rights to be distributed in this offering.

LEGAL MATTERS

The validity of the shares of Series B Preferred offered hereby has been passed upon for us by Qashu & Schoenthaler LLP, Los Angeles, California.  Weinstein Smith LLP, New York, New York, has acted as counsel to the dealer-manager.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited our  financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Weinberg & Company, P.A.’s report, given on their authority as experts in accounting and auditing. None of these experts have been employed by us on a contingent basis with respect to the sale or registration under this prospectus of the securities.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our common stock on September [    ], 2009, subscription rights to purchase up to an aggregate of 300,000 shares of our Series B Preferred. We expect the total purchase price for the securities offered in this rights offering to be $3,000,000, assuming full participation in the rights offering.  See below for additional information regarding subscription by DTC participants.

Each record date stockholder is being issued one right for every share of our common stock owned on the record date. Each right carries with it a basic subscription right and an over-subscription right.

Four (4) rights entitle the holder to purchase one share of Series B Preferred at the subscription price of $10.00 per share, which we refer to as the basic subscription right.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of Series B Preferred that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe. Over-subscription rights are exercisable at the same price per whole share as basic subscription rights. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in this offering. The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time.

Rights may be exercised at any time during the subscription period, which commences on September [    ], 2009 and ends at 5:00 p.m., New York City time, on October [   ], 2009, the expiration date, unless extended by us for up to an additional 30 trading days, in our sole discretion.

The rights will be evidenced by subscription rights certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.” The subscription rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

For purposes of determining the number of shares a rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum subscription amount.   We will we not raise more than $3,000,000 in this offering.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional shares it is willing to acquire pursuant to its over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.

If there are sufficient remaining shares, all over-subscription requests will be honored in full. If requests for shares pursuant to the over-subscription right exceed the remaining shares available, the available remaining shares will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription shares to which they subscribe. The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares. The allocation process will assure that the total number of remaining shares available for over-subscriptions is distributed on a pro rata basis.  The formula to be used in allocating the available excess shares is as follows:

Number of Over-Subscription Shares Subscribed to by Exercising Rights Holder	X	Shares Available for Rights Holders Exercising Their Over-Subscription Right
Total Number of Over-Subscription Shares Available for Rights Holders Exercising Their Over- Subscription Right

Rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the over-subscription right. If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you promptly without interest or deduction.  We will deliver certificates representing your shares of our Series B Preferred or credit your account at your nominee holder with shares of our Series B Preferred that you purchased pursuant to your over-subscription right as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

Brokers, dealers, custodian banks, trust companies and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription right may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription right and the number of shares subscribed for pursuant to the over-subscription right by such beneficial owner.

Pro Rata Allocation if Insufficient Shares are Available for Issuance

If we receive a sufficient number of subscriptions, the aggregate dollar amount of the exercises could exceed the maximum dollar amount of this offering. In each case, we would reduce on a pro rata basis, the number of subscriptions we accept so that: (i) we will not become obligated to issue, upon exercise of the subscriptions, a greater number of shares of Series B Preferred than we have authorized and available for issuance and (ii) the gross proceeds of this offering will not exceed the maximum dollar amount of this offering. In the event of any pro rata reduction, we would first reduce over-subscriptions prior to reducing basic subscriptions.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions. You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on   October [   ] , 2009, the expiration date of the rights offering, unless extended. If the rights offering is undersubscribed, our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days, in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

We may choose to extend the expiration date of the rights in order to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration date, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Termination; Cancellation. We may cancel or terminate the rights offering at any time prior to the expiration date. Any cancellation or termination of this offering will be followed as promptly as practicable by an announcement or termination.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for production of inventory, as well as for general working capital purposes.  Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the $3,000,000 in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company.  As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less fees and expenses incurred in connection with this offering, will be used for production of inventory, as well as for general working capital purposes.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The subscription price per share for the rights offering was set by our board of directors.  In determining the subscription price, the board of directors considered, among other things, the following factors:

●	the historical and current market price of our common stock;

●	the fact that holders of rights will have an over-subscription right;

●	the terms and expenses of this offering relative to other alternatives for raising capital,

●	the size of this offering; and

●	the general condition of the securities market.

Information Agent

MacKenzie Partners, Inc. will act as the information agent in connection with this offering. The information agent will receive for its services a fee estimated to be approximately $6,500 plus reimbursement of all reasonable out-of-pocket expenses related to this offering. The information agent can be contacted at the address below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect: (212) 929-5500
Toll-free: (800) 322-2885
Email: reedrights@mackenziepartners.com

Subscription Agent

Continental Stock Transfer & Trust Company will act as the subscription agent in connection with this offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $15,000 plus reimbursement for all reasonable out-of-pocket expenses related to this offering.

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering. See “Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Rights Certificate Delivery Method	Address/Number

By Mail/Commercial Courier/Hand Delivery:	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 (212) 509-4000, x 536

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription rights certificates may be directed to the subscription agent at its telephone number and address listed below:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, x 536

Stockholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that, except as described below under “Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth above.

Exercise of the Over-Subscription Right

Rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their subscription rights certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the basic subscription, all over-subscriptions will be honored in full; otherwise, remaining shares will be allocated on a pro rata basis as described under “Allocation of Over-Subscription Right” above.

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription rights certificate and submit it to the subscription agent with the proper payment as described under “Payment for Shares” below.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our Series B Preferred thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights are Transferable

The rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

Foreign Stockholders

Subscription rights certificates will not be mailed to foreign stockholders. A foreign stockholder is any record holder of common stock on the record date whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of this offering. The subscription agent will hold the rights to which those subscription rights certificates relate for these stockholders’ accounts, subject to that stockholder making satisfactory arrangements with the subscription agent for the exercise of the rights, and follow the instructions of such stockholder for the exercise of the rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on October [  ] , 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the subscription agent by that time, the rights will expire worthless without any payment to the holders of those unexercised rights.

Payment for Shares

A participating rights holder may send the subscription rights certificate together with payment for the shares acquired in the subscription right and any additional shares subscribed for pursuant to the over-subscription right to the subscription agent based on the subscription price of $10.00 per share. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date.

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to [                       ]. Payment also may be made by wire transfer to [            ] , ABA No. [             ], Account No. [            ], [                              ] for benefit of (FBO) Reed’s, Inc., with reference to the rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Stock Certificates

Stockholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any shares that they acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other stockholders, stock certificates for all shares acquired will be mailed promptly after payment for all the shares subscribed for has cleared.

Distribution Arrangements

Source Capital Group, Inc., which is a broker-dealer and member of FINRA (formerly the NASD), is the dealer-manager for this offering. The principal business address of the dealer-manager is 276 Post Road West, Westport, CT 06880.

Under the terms and subject to the conditions contained in a dealer-manager agreement which we will enter into, the dealer-manager will act as sole placement agent and provide marketing services in connection with this offering and will solicit the exercise of rights and participation in the over-subscription right. This offering is not contingent upon any number of rights being exercised. Source Capital Group, Inc. is not underwriting any of the rights or the shares of our Series B Preferred being sold in this offering.

Pursuant to the dealer-manager agreement, we are obligated to pay to Source Capital Group, Inc. as compensation 7% of the gross proceeds of this offering in cash, warrants to purchase 5% of the shares of common stock underlying the Series B Preferred sold in this offering priced at 125% of the effective initial conversion price and a non-accountable expense allowance equal to $10,000 upon completion of the rights offering and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933.  The warrants will not be redeemable.  The warrants and the shares issuable upon exercise of the warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred to any successor, manager or member of Source Capital Group, Inc. as permitted by FINRA Rule 5110(g). The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  Pursuant to the dealer-manager agreement we will enter into with Source Capital Group, Inc., Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of Source Capital Group, Inc.

Source Capital Group, Inc. and its affiliates may provide to us, from time to time, in the future, in the ordinary course of their business, certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

THE REOFFERING OF REMAINING SHARES

Preliminary Nonbinding Subscriptions During Pendency Of Rights Offering

We will permit prospective investors who are not shareholders eligible to participate in the rights offering and who desire to purchase shares of our Series B Preferred the right to submit nonbinding subscriptions with respect to one or more shares of the Series B Preferred. Prospective investors who wish to do so should complete, date, and sign the preliminary subscription agreement which accompanies this prospectus and return it to Reed’s, Inc., 13000 South Spring Street, Los Angeles, California 90061, attention: Christopher J. Reed.

Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your shares at this time. Upon the completion of our rights offering, we will furnish a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares accompanied by an acknowledgment of subscription to all subscribers. A copy of the acknowledgment of subscription accompanies this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, date, and sign the acknowledgment of subscription.

•	Make a check payable to “Reed’s, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares of Series B Preferred subscribed for.

•	Return the completed acknowledgment of subscription and check to Reed’s, Inc., 13000 South Spring Street, Los Angeles, California 90061, attention: Christopher J. Reed.

UPON RECEIPT BY REED’S OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE OF THE REOFFER PERIOD.

Expiration Date

The reoffer period will expire at the earlier of  5:00 p.m., New York City time, on [            ], 2009 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement. We refer to this date as the “Reoffer Expiration Date.”

Discretion To Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Reoffer Expiration Date. If we receive subscriptions for a total of more than that number of shares of Series B Preferred available for sale in the reoffer period, we may limit the number of shares sold to any subscriber. As a result, you may not receive any or all of the shares for which you subscribe.

We will notify subscribers no later than ten days after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Issuance of Stock Certificates

Promptly after the acceptance of a subscription, we will issue stock certificates representing the shares of Series B Preferred purchased by investors in the reoffer period. We will follow the instructions contained in the accepted Subscription Agreements when we issue the stock certificates.

Subscription Proceeds

We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the Reoffer Expiration Date, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under “Discretion to Accept Subscriptions” above.

PLAN OF DISTRIBUTION

On or about September ____, 2009, we will distribute the rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the record date. Rights holders who wish to exercise their rights and purchase shares of our Series B Preferred must complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact Continental Stock Transfer & Trust Company.

Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

  To the extent we have shares remaining available (after taking into consideration all requested over-subscription rights), we will offer those shares to the public at the $10.00 per share purchase price.

Source Capital Group, Inc., which is a broker-dealer and member of FINRA (formerly the NASD), is the dealer-manager for this offering. The principal business address of the dealer-manager is 276 Post Road West, Westport, CT 06880.

Under the terms and subject to the conditions contained in a dealer-manager agreement which we will enter into, the dealer-manager will act as sole placement agent and provide marketing services in connection with this offering and will solicit the exercise of rights and participation in the over-subscription right. This offering is not contingent upon any number of rights being exercised. Source Capital Group, Inc. is not underwriting any of the rights or the shares of our Series B Preferred being sold in this offering.

Pursuant to the dealer-manager agreement, we are obligated to pay to Source Capital Group, Inc. as compensation 7% of the gross proceeds of this offering in cash, warrants to purchase 5% of the shares of common stock underlying the Series B Preferred sold in this offering priced at 125% of the effective initial conversion price and a non-accountable expense allowance equal to $10,000 upon completion of the rights offering and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933.  The warrants will not be redeemable.  The warrants and the shares issuable upon exercise of the warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred to any successor, manager or member of Source Capital Group, Inc. as permitted by FINRA Rule 5110(g). The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  Pursuant to the dealer-manager agreement we will enter into with Source Capital Group, Inc., Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of Source Capital Group, Inc.

Source Capital Group, Inc. and its affiliates may provide to us, from time to time, in the future, in the ordinary course of their business, certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income tax regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), U.S. holders that have a principal place of business or “tax home” outside the U.S., any entity treated as a partnership for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuances. The IRS could take positions concerning the tax consequences of the rights offering or the related share issuances that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not address the tax consequences of the rights offering or the related share issuances under foreign, state, or local tax laws.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE. THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Subscription Rights

Receipt.  Generally, the distribution by a corporation to the holders of its common stock of rights to acquire its convertible preferred stock will be treated for tax purposes as a distribution of the convertible preferred stock itself. The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate” distribution. A distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, the dividend rate, the marketability of the stock and the conversion price, the distribution is likely to result in some shareholders exercising their conversion rights and receiving common stock and others receiving money or other property. According to applicable Treasury regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g., 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed. In contrast, Treasury regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (i) the conversion right must be exercised within a relatively short period (e.g., four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some shareholders will exercise their conversion right and some will not. Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury regulations only provide specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of the Series B Preferred to holders of common stock would be considered to result in a “disproportionate” distribution.

In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable, the discussion under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences that will result from such a determination. The remainder of the discussion under this heading “Subscription Rights” assumes that the distribution of the subscription rights in the rights offering will not result in a “disproportionate” distribution.

Tax Basis and Holding Period. The tax basis of the subscription rights received by a holder in the rights offering will be zero, unless (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate basis to the subscription rights, in either of which cases, your tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the subscription rights were received.

Expiration. You will not recognize any gain or loss if you allow the subscription rights received in the rights offering to expire, and your tax basis is the common stock with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Alternative Treatment of Subscription Rights

Receipt. If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate” distribution, each holder would be considered to have received a distribution with respect to such holder’s common stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. Under current law for taxable years beginning prior to January 1, 2011, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals is generally 15%. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the rights would begin upon receipt. The remainder of the discussion under this heading “Alternative Treatment of the Subscription Rights” assumes that a holder’s receipt of subscription rights in the rights offering is a taxable event.

Expiration. If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.

Exercise; Tax Basis in and Holding Period of Series B Convertible Preferred Stock

You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the Series B Preferred acquired through exercise of the subscription rights will equal the sum of the subscription price for the Series B Preferred and your tax basis, if any, in the subscription rights as described above. Your holding period for the Series B Preferred acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Series B Convertible Preferred Stock

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Series B Preferred and our common stock received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Series B Preferred and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Series B Preferred or our common stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Series B Preferred or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a dealer in securities or currencies;
●	a financial institution;
●	a regulated investment company;
●	a real estate investment trust;
●	an insurance company;
●	a tax-exempt organization;
●	a person holding the Series B Preferred or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
●	a trader in securities that has elected the mark-to-market method of accounting for your securities;
●	a person liable for alternative minimum tax;
●	a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is an investor in a pass-through entity;
●	a U.S. holder whose “functional currency” is not the U.S. dollar;
●	a “controlled foreign corporation”;
●	a “passive foreign investment company”; or
●	a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Series B Preferred or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series B Preferred or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Series B Preferred, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends. Distributions on the Series B Preferred or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. We cannot guarantee that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series B Preferred or our common stock will qualify as dividends for U.S. federal income tax purposes. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Series B Preferred or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Series B Preferred or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Series B Preferred or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Series B Preferred or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series B Preferred or our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Series B Preferred or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series B Preferred or our common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series B Preferred that are attributable to periods in excess of 366 days.)

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series B Preferred or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series B Preferred or our common stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series B Preferred that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series B Preferred or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Series B Preferred or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series B Preferred or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition. A sale, exchange, or other disposition of the Series B Preferred or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series B Preferred or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Series B Preferred or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of the Series B Convertible Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series B Preferred. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series B Preferred converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series B Preferred was held prior to conversion.

Cash received in lieu of a fractional share of our common stock will generally be treated as a payment in a taxable exchange for such fractional share of our common stock, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of our common stock. Any cash received attributable to any declared and unpaid dividends on the Series B Preferred will be treated as described above under “—U.S. Holders—Dividends.”

In the event a U.S. holder’s Series B Preferred is converted pursuant to certain transactions, including our consolidation or merger into another person (see “Description of the Series B Convertible Preferred Stock”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate. The conversion rate of the Series B Preferred is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series B Preferred as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—U.S. Holders—Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of the Series B Preferred to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Series B Preferred or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series B Preferred, however, will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding. In general, information reporting will apply to dividends in respect of the Series B Preferred or our common stock and the proceeds from the sale, exchange or other disposition of the Series B Preferred or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends. Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Series B Preferred or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series B Preferred or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Series B Preferred or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series B Preferred or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized on the disposition of the Series B Preferred or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of our common stock) generally will not be subject to U.S. federal income tax unless:

●
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition (or deemed to have been present in the United States for 183 days or more in such taxable year based on a weighted factor of the number of days present in the United States over the past three years), and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes so withholding rules related to such corporations will not be applicable.

Conversion into Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series B Preferred, except with respect to any cash received in lieu of a fractional share of our common stock that is taxable as described above under “—Non-U.S. Holders—Sale or Other Disposition.”

Adjustment of Conversion Rate. As described above under “—U.S. Holders—Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Non-U.S. Holders—Dividends.”

Federal Estate Tax

The Series B Preferred and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series B Preferred or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, or a “plan,” to acquire or hold the Series B Preferred should consider whether an investment in the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, or collectively, “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code, or “parties in interest,” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Series B Preferred (or such common stock) is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase or holding of the Series B Preferred (or such common stock) is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each purchaser or holder of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) or any interest therein, and each person making the decision to purchase or hold the Series B Preferred (or such common stock) on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the Series B Preferred (or the common stock issuable upon conversion of the Series B Preferred) to the date on which the purchaser disposes of its interest in the Series B Preferred (or such common stock), that such purchaser and holder, by its purchase or holding of the Series B Preferred (or such common stock) or any interest therein that (a) its purchase and holding of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither Reed’s, Inc. nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Series B Preferred. Each purchaser and holder of the Series B Preferred (and the common stock issuable upon conversion of the Series B Preferred) or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the Series B Preferred or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Series B Preferred on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

MATERIAL CHANGES

None.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed March 27, 2009 and as amended August 19, 2009 ;

(b)	Our Quarterly Report on Form 10Q for the quarterly period ended March 31, 2009, as filed May 13, 2009 and as amended August 19, 2009 and August 21, 2009 ;

(c)	Our Quarterly Report on Form 10Q for the quarterly period ended June 30, 2009, as filed August 14, 2009 and as amended August 18, 2009;

(d)	Our Current Reports on Form 8-K filed with the SEC January 6, 2009, January 26, 2009, May 5, 2009 and June 22, 2009;

(e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in paragraph (a) above; and

(f)	The description of our capital stock that is contained in our Registration Statement on Form S-1 (File No.), as filed November 20, 2008.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference herein without charge by written or oral request directed to Reed’s, Inc., 13000 South Spring Street, Los Angeles, California 90061, Attention: Christopher J. Reed or (310) 217-9400.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Series B Preferred offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

10,000,000 Transferable Rights to Subscribe for up to 300,000 Shares of
 Series B Convertible Preferred Stock at $10.00 per Share
1,500,000 Shares of Common Stock Issuable Upon Conversion of Series B Convertible Preferred Stock

______________________________

PROSPECTUS
______________________________

Dealer-Manager

SOURCE CAPITAL GROUP, INC.

September ____,  2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement.  All amounts shown are estimates, except for the SEC and FINRA registration fee.  The Registrant will bear all expenses shown below.

SEC filing fee	$558
FINRA filing fee	$800
Accounting fees and expenses	$24,000
Dealer-manager fees	$220,000
Legal fees and expenses	$131,000
Printing and engraving expenses	$16,000
Other (including subscription and information agent fees)	$35,287
Total	$427,645

___________________
(1)           Assumes all of the 300,000 shares of Series B Preferred being registered are sold.

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.    Exhibits

See the Exhibit Index which follows the signature page of this Registration Statement on Form S-3, which is incorporated herein by reference.

Item 17.   Undertakings

The undersigned registrant hereby undertakes that:

(a)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)   The registrant undertakes in the event that the securities being registered are to be offered to existing stockholders pursuant to warrants or rights, and any securities not taken by shareholders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by underwriters, and the terms of any subsequent underwriting thereof. The registrant further undertakes that if any public offering by the underwriters of the securities being registered is to be made on terms differing from those set forth on the cover page of the prospectus, the registrant shall file a post-effective amendment to set forth the terms of such offering.

(c)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on  September 15 , 2009.

REED’S, INC.

By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Reed his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Christopher J. Reed	Chief Executive Officer, Chairman of the board of directors (Principal Executive Officer)	September 15, 2009
Christopher J. Reed

/s/ James Linesch	Chief Financial Officer (Principal Accounting Officer)	September 15, 2009
James Linesch

/s/ Judy Holloway Reed	Director	September 15, 2009
Judy Holloway Reed

/s/ Mark Harris	Director	September 15, 2009
Mark Harris

/s/ Daniel S.J. Muffoletto	Director	September 15, 2009
Daniel S.J. Muffoletto

EXHIBIT INDEX

1.1	Form of Dealer-Manager Agreement by and between Reed’s, Inc. and Source Capital Group, Inc. (Previously filed as Exhibit 1.1 to this Registration Statement on Form S-3 (File No. 333-156908))
3.1	Certificate of Incorporation of Reed’s, Inc. as filed September 7, 2001 (Incorporated by reference to Exhibit 3.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
3.2
Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed September 27, 2004 (Incorporated by reference to Exhibit 3.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.3
Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed December 18, 2007 (Incorporated by reference to Exhibit 3.3 to Reed’s, Inc.’s Registration Statement on Form S-1 (File No. 333-156908))

3.4
Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Reed’s, Inc. as filed October 12, 2004(Incorporated by reference to Exhibit 3.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.5
Certificate of Correction to Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Reed’s, Inc. as filed November 10, 2004 (Incorporated by reference to Exhibit 3.4 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.6	Bylaws of Reed’s Inc., as amended (Incorporated by reference to Exhibit 3.5 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
3.7	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock ( Incorporated by reference to Exhibit 3.1 to Reed’s Inc. Current Report on Form 8K dated May 5, 2009)
3.8	Form of Certificate of Corrections Regarding Designations, Preferences and Rights of Series B Convertible Preferred Stock of Reed’s, Inc.*
4.1	Form of common stock certificate (Incorporated by reference to Exhibit 4.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.2	Form of Series A Convertible Preferred Stock certificate (Incorporated by reference to Exhibit 4.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.3	Form of Subscription Rights Certificate (Previously filed as Exhibit 4.3 to this Registration Statement on Form S-3 (File No. 333-156908))
4.4	Form of Notice to Stockholders who are Record Holders (Previously filed as Exhibit 4.4 to this Registration Statement on Form S-3 (File No. 333-156908))
4.5	Form of Notice to Stockholders who are Acting as Nominees (Previously filed as Exhibit 4.5 to this Registration Statement on Form S-3 (File No. 333-156908))
4.6	Form of Notice to Clients of Stockholders who are Acting as Nominees (Previously filed as Exhibit 4.6 to this Registration Statement on Form S-3 (File No. 333-156908))
4.7	Form of Beneficial Owner Election Form (Previously filed as Exhibit 4.7 to this Registration Statement on Form S-3 (File No. 333-156908))
4.8	Form of Prelminary Subscription Agreement (Previously filed as Exhibit 4.8 to this Registration Statement on Form S-3 (File No. 333-156908))
4.9	Form of Acknowledgement of Subscription (Previously filed as Exhibit 4.9 to this Registration Statement on Form S-3 (File No. 333-156908))
4.10	See exhibits 3.1 through 3.8 for provisions of Reed’s, Inc.’s Certificate of Incorporation and Bylaws Defining the Rights of Stockholders
5.1	Legal Opinion of Qashu & Schoenthaler LLP*
23.1	Consent of Weinberg & Co., P.A.*
23.2	Consent of Qashu & Schoenthaler LLP. (contained in Exhibit 5.1)

* Filed herewith